[GRAPHIC]                            FORWARD
                                SHARE TRANSACTION

Date: Revised as of September 4, 2003. This Confirmation supersedes and replaces all prior communication between the parties hereto with respect to the Transaction referenced below.

To:          Centro Distribuidor de Cemento, S.A. de C.V. ("Counterparty")

Address:     Ave. Constitucion 444 Ple. Monterrey, N.L.
             Mexico C.P. 64000

Attention:   Gustavo Calvo

Telephone:   011 5281 83 28 7268

Facsimile:   011 5281 83 28 7162

From:        WACHOVIA CAPITAL MARKETS, LLC
             as Agent of Wachovia Bank, National Association (the "Agent")

Wachovia Reference Numbers: 612885/612887 (formerly 516168/524693)

Dear Sir:

     The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between Wachovia Bank, National Association ("Wachovia") and Counterparty (collectively with Wachovia, the "Parties") on the Trade Date as specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Master Agreement specified below.

     The definitions and provisions contained in the 2000 ISDA Definitions (including the June 2000 Version Annex thereto) (the "2000 Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions", and together with the 2000 Definitions, the "Definitions"), in each case as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into, and subject to, this Confirmation. References herein to "Transaction" shall be deemed references to "Swap Transaction" for purposes of the 2000 Definitions. In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will prevail.

     This Confirmation supplements, forms pan of, and is subject to, the ISDA Master Agreement between the Parties, dated as of July 2,2002 as may be amended and supplemented from time to time (the "Master Agreement"). All provisions contained in or incorporated by reference into the Master Agreement will govern this Confirmation except as expressly modified below.

The terms of the Transaction to which this Confirmation relates are as follows:

General Terms:

   Trade Date:                     September 12, 2002

   Effective Date:                 September 17, 2002

   Seller:                         Wachovia.

   Buyer:                          Centro Distribuidor de Cemento, S.A. de C.V.

   Shares: The CPOs of CEMEX, S.A. de C.V. ("CEMEX" or the "Issuer"); Bloomberg ticker: CEMEXCP MM

   Number of Shares:               5,867,169

   Forward Price:                  USD 5.2201

   Exchange:                       Bolsa Mexicana de Valores, S.A. de C.V.

   Related Exchange(s):            The principal exchange (if any) on which
                                   options contracts relating to the Shares are traded.

   Clearance System:               The clearance system used by the Exchange.

   Initial Price:                  The weighted average price at which Wachovia
                                   executes its hedge, converted to USD at the actual exchange rate at which Wachovia establishes its hedge plus 15 basis points thereof.

   USD Notional Amount:            The Initial Price multiplied by the Number of
                                   Shares, as adjusted by the Calculation Agent in connection with an Early Unwind.

   Business Days:                  New York and Mexico City

Valuation:

   Valuation Dates:                If Cash Settlement applies, each of sixty
                                   (60) Exchange Business Days during the sixty
                                   (60) Exchange Business Day period ending on and including November 5, 2004 with respect to 97,786 Number of Shares on each Valuation
                                   Date except for the final Valuation Date, 97,795 Number of Shares; provided, however, that Wachovia may extend such period and/or change the Number of Shares applicable to any Valuation Date in its sole discretion. If
                                   Physical Settlement applies, November 5,
                                   2004.

   Settlement Price:               If Cash Settlement applies, the weighted
                                   average price per share at which Wachovia actually unwinds its hedge by selling the applicable Number of Shares (net of the per share amount of taxes and charges actually applicable to the sale of Wachovia's hedge shares, except for commissions), and converted to USD at the rate such proceeds are actually converted by Wachovia from Reference Currency to USD.

Settlement Terms:

   Cash Settlement:                Applicable, unless Counterparty elects
                                   Physical Settlement by giving notice to the Seller not more than seventy-five and not less than sixty Exchange Business Days prior to November 5, 2004, and only if the Conditions to Physical Settlement are met.

                                   If Cash Settlement is applicable in
                                   accordance with the foregoing, then the
                                   applicable Cash Settlement Amount shall be payable in the United States in USD on each Cash Settlement Payment Date; (a) if the Cash Settlement Amount is negative (the absolute value thereof), by the Buyer to the Seller, or (b) if the Cash Settlement Amount is positive, by the Seller to the Buyer or (c) if the Settlement Price is equal to zero, no payment of a Cash Settlement Amount shall be due by either party.

   Cash Settlement Amount:         An amount in USD determined by the
                                   Calculation Agent, equal to (A) the product of the applicable Number of Shares and (B)
                                   (i) the Settlement Price minus (ii) the
                                   Forward Price minus (iii) the product of the Settlement Price multiplied 15 basis points.
                                   The Cash Settlement Amount shall be paid in the United States in USD.

   Cash Settlement
   Payment Dates:                  Two Reference Currency Business Days
                                   following each Valuation Date or, if after such date, the first day after the applicable
                                   Valuation Date that settlement of a sale of the Shares customarily would take place through the relevant Clearance System.

   Physical Settlement:            For the purpose of this Transaction, the
                                   Conditions to Physical Settlement shall mean that, at least sixty (60) Exchange Business
                                   Days prior to the Settlement Date (or such shorter period as agreed to by Wachovia acting in good faith and Wachovia agrees that if it is commercially reasonable to agree to a shorter period in its sole judgment it shall so agree), (i) Counterparty delivers to Wachovia a legal opinion in form and substance satisfactory to Wachovia stating, among other things, that Physical Settlement of this Transaction is permitted under all relevant laws and regulations, including
                                   Mexican law and (ii) Counterparty delivers to Wachovia any other evidence requested by Wachovia that Counterparty is authorized and permitted to take physical delivery of the Shares.

                                   If Physical Settlement is applicable, on the first day after the Valuation Date that settlement of a sale of the Shares customarily would take place through the relevant Clearance System (the "Settlement Date"), the Buyer shall deliver to the Seller an amount in USD in the United States equal to the product of (a) the Number of Shares and (b) the Forward Price and promptly thereafter the Seller shall deliver to the Buyer the number of Shares equal to the Number of Shares.

   Occurrence of a Risk Event:     Notwithstanding the foregoing and anything
                                   contrary in the Definitions, if a Risk Event has occurred or is continuing on any day from the Trade Date to the final Cash Settlement
                                   Date or the Settlement Date, as the case may be, then in settlement of this Transaction the following shall apply:

                                             1. On the next Currency Business
                                             Day (in New York City for USD)
                                             after the declaration of a Risk
                                             Event, the Counterparty shall pay
                                             to Wachovia in USD in the United
                                             States the Forward Price,
                                             discounted by Wachovia in good
                                             faith using its then current Libor
                                             interest rate curve from and
                                             including the first Valuation Date
                                             relating to the unwind to and
                                             excluding November 5, 2004,
                                             multiplied by the then outstanding
                                             Number of Shares;

                                             2. As soon as practicable following
                                             after such payment (or such period
                                             that is the then standard
                                             settlement period for the
                                             settlement of the Shares), Wachovia
                                             shall pay to the Counterparty in
                                             Mexico the actual peso proceeds of
                                             the sale of the then outstanding
                                             Number of Shares, net of any
                                             applicable taxes or other charges
                                             incurred by Wachovia (or if
                                             Wachovia is prevented from paying
                                             such peso amount or actually
                                             selling such Shares or receiving
                                             the proceeds of such sale due to
                                             the occurrence of a Risk Event(s)
                                             then such payment will be made as
                                             soon as practicable after the
                                             termination of the specific Risk
                                             Event(s) that prevented such
                                             payment);

                                             provided, however, that in the
                                             event that a Cash Settlement Date
                                             has occurred such payments shall be
                                             made with respect to the remaining
                                             Number of Shares as adjusted by the
                                             Calculation Agent;

                                             provided further, however, that in
                                             lieu of such settlement the
                                             Counterparty may elect to
                                             physically settle if the Conditions
                                             to Settlement are satisfied on such
                                             date, Wachovia shall deliver to the
                                             Counterparty the

                                             Number of Shares (or if Wachovia is
                                             prevented from delivering such
                                             Shares due to the occurrence of a
                                             Risk Event(s) then such delivery
                                             will be made as soon as practicable
                                             after the termination of the
                                             specific Risk Event(s) that
                                             prevented such delivery); and

                                             3. On the next Currency Business
                                             Day (in New York City in USD) after
                                             demand by Wachovia, the
                                             Counterparty shall pay the amount
                                             of any taxes or other charges
                                             applicable to this Transaction and
                                             the sale of Wachovia's hedge shares
                                             and incurred by Wachovia from time
                                             to time and not previously paid by
                                             the Counterparty.

   Risk Events:                    "Risk Event" means the occurrence, as
                                   declared by the Calculation Agent using its good faith reasonable commercial judgment, of any event or the existence of any condition that:

                                             1. would cause a Reference Investor
                                             (a) not to receive any or all of
                                             the proceeds of a sale of Shares;
                                             (b) not to be able to convert such
                                             proceeds denominated in the
                                             Reference Currency into USD, or (c)
                                             not to be able to repatriate the
                                             proceeds whether or not denominated
                                             in USD or the Reference Currency
                                             and whether or not consisting of
                                             cash out of Mexico; or

                                             2. diminishes, directly or
                                             indirectly, the Reference
                                             Investor's return on investment in
                                             such assets (it being understood
                                             that interest rate and/or foreign
                                             exchange fluctuations, by
                                             themselves, shall not constitute
                                             the basis for the declaration of a
                                             Risk Event).

                                   If an event would otherwise constitute a Risk Event such event will constitute a Risk Event whether or not such occurrence arises directly or indirectly from: (a) any lack or alleged lack of authority or capacity of the Issuer to issue the Shares or make any distributions thereon, (b) any actual or alleged unenforceability, illegality, impossibility or invalidity with respect to the Shares or any distributions thereon, however described, (c) any applicable law, order, regulation, decree or notice, however described, or the promulgation of, or any change in, the interpretation by any court, tribunal, regulatory authority or similar administrative or judicial body with competent or apparent jurisdiction of any applicable law, order, regulation, decree or notice, however described, or (d) the imposition of, or any change in, any exchange controls, capital restrictions or any other similar restrictions imposed by any monetary or other authority.

                                   Promptly upon the declaration of a Risk Event the Calculation Agent shall notify the parties in writing of such occurrence(s) and shall provide detail of the event which constitutes a Risk Event(s).

                                   "Risk Event" shall include but not be limited to:

                                   Banking Moratorium: the declaration of a banking moratorium in Mexico or suspension of payments by banks in Mexico or the declaration of capital and/or currency controls (including without limitation any restriction placed on assets in or transactions through any account through which a non-resident may hold assets or transfer monies outside Mexico and any restriction on the transfer of funds, securities or other assets of any Reference Investor from or within or outside of Mexico, any suspension of payments by banks in Mexico).

                                   Inconvertibility Event: any event or
                                   existence of any condition (including without limitation any such event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by any Governmental Authority) that generally makes it impossible, illegal or impracticable for any Reference Investor, or materially hinders its ability, (1) to convert the Reference Currency into USD through customary legal channels; or (2) to effect currency transactions on terms as favorable as those available to residents of Mexico or that results in an illiquid market for any such transactions in the sole determination of the Calculation Agent or (3) any war (whether or not declared), civil strife, or other similar events occurring in Mexico.

                                   Nontransferability Event: any event
                                   (including without limitation any such event that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by any Governmental Authority) that makes it impossible, illegal or impracticable for a Reference Investor or a Reference Hedge Counterparty, or materially hinders one or both of its ability, to transfer any funds (in whatever currency denominated), securities or other assets (including but not limited to the transfer of any Shares, Wachovia's hedge Shares or the proceeds thereof) (1) from accounts established in Mexico to accounts established outside Mexico; or (2) between accounts established in Mexico; or (3) from accounts established outside Mexico to accounts established in Mexico.

                                   Market Disruption Event: (1) the failure or suspension of normal trading on any recognized securities, futures, or other exchange on which the Shares or futures or options thereon are traded or any Exchange/Reference Exchange/Clearing System;
                                   or (2) the Shares or futures or options
                                   thereon are traded shall become ineligible for clearance or settlement through the principal clearing system therefore or through the Exchange/Reference
                                   Exchange/Clearing System or (3) where the Exchange/Reference Exchange/Clearing System is a Governmental Authority or Affiliate thereof, any failure or suspension of normal trading or settlement in or on any over-the-counter or recognized money, securities, futures or other market, exchange or clearing and/or settlement system.

                                   Nationalization Event: The expropriation, confiscation, freezing, requisition, nationalization or other action by any Governmental Authority which directly or indirectly deprives any Reference Investor of all or a substantial portion of its assets (including without limitation the right to receive payments) in Mexico or of any assets (including without limitation the right to receive payments) in any account through which a non-resident may hold assets (including without limitation the Reference Currency) in Mexico or transfer monies (in whatever currency denominated) outside Mexico.

                                   Ownership Restriction Event: Any event
                                   (including but not limited to changes in the regulations of, or the making of any official statement by any Governmental Authority) that causes it to be illegal, impossible or impracticable for any Reference Investor or Reference Hedge Counterparty to purchase, hold, sell, or transfer any Shares or any proceeds thereof or distributions thereon (or that adversely affects or could adversely affect the ability of such an investor to purchase, hold, sell or transfer the Shares or any proceeds thereof or distributions thereon).

                                   Incremental Taxes/Charges Event: The
                                   imposition of any incremental taxes or
                                   charges or any other change in applicable taxes and charges having an impact on the value of the Shares or any distributions thereon to a US holder like Wachovia or the sale of any hedge Shares by Wachovia.

                                   Force Majeure Event: The occurrence of any event or existence of any condition by reason of nationalization, expropriation, currency restrictions, act of state, act of war, terrorism, insurrection, revolution, civil strife, acts of God or other force majeure after the Trade Date whereby: (i) any Reference Hedge Counterparty is prevented, on any day, from making any payment in respect of Wachovia's hedge or would be so prevented if payment were required on that day; or (ii) it becomes impossible or impracticable or commercially unreasonable, on any day, for any Reference Hedge Counterparty, to make or receive any payment in respect of Wachovia's hedge, or it would be impossible or impracticable for the Reference Hedge Counterparty to make or receive a payment or delivery if such payment were required on that day; provided that such event or circumstance is beyond the control of the Reference Hedge Counterparty, and the Reference Hedge Counterparty could not, after using all reasonable efforts (which will not require it to incur a loss, other than immaterial, incidental expenses), overcome such event or circumstance or (iii) Wachovia is preventing from settling this Transaction or effecting the sale of its hedge Shares and receiving the proceeds therefore or converting the proceeds to USD or cash or physically settling this Transaction for any reason.

   Governmental Entity:            Any de facto or de jure government (or any
                                   agency or subdivision thereof), court,
                                   tribunal, administrative or other
                                   governmental or other entity (public or
                                   private) charged with the regulation of the financial markets (including the Central
                                   Bank) of Mexico.

   Reference Currency:             The then legal tender of Mexico.

   Reference Investor:             Any member of a class of persons that
                                   includes Wachovia or any of its affiliates.

   Reference Hedge Counterparty:   Any member of a class of persons that
                                   includes counterparty to any transaction involving the sale of the Shares comprising
                                   Wachovia's hedge of this Transaction.

Early Unwind Option:               So long as no Risk Event has occurred or is
                                   continuing, Counterparty shall have the right to unwind this Transaction, in whole or in part, by providing notice to Wachovia (which may be oral or written), specifying Cash or Physical Settlement. In connection with such early unwind, Wachovia and Counterparty shall agree on number of Exchange Business Days comprising an unwind period (the "Unwind
                                   Period") and the Number of Shares for which this Transaction is proposed to be terminated on each Exchange Business Day in the Unwind
                                   Period. Wachovia may extend or shorten such unwind period and/or change the number of Number of Shares applicable to any day in the Unwind Period in its sole discretion. This
                                   Transaction shall be unwound only with
                                   respect to the Number of Shares corresponding to the unwind of Wachovia's hedge. Each day in the Unwind Period shall be deemed to be a Valuation Date for purposes of the Settlement mechanics herein.

                                   If Cash Settlement is elected then the "Cash
                                   Settlement Amount" shall be an amount in USD determined by the Calculation Agent, equal to the Unwind Price. The Cash Settlement Amount shall be paid in the United States in USD.

                                        Where,

                                        "Unwind Price" means:

                                             the product of the applicable
                                             Number of Shares and ((i) the
                                             Settlement Price minus (ii) the
                                             product of the Settlement Price
                                             multiplied by 15 basis points minus
                                             (iii) the Forward Price, discounted
                                             by Wachovia in good faith using its
                                             then current Libor interest rate
                                             curve from and including the first
                                             Valuation Date relating to the
                                             unwind to and excluding November
                                             5, 2004).

                                   The applicable Cash Settlement Amount shall be payable in the United States in USD on each Cash Settlement Payment Date: (a) if the Cash Settlement Amount is positive, by the Seller to the Buyer, or (b) if the Cash Settlement Amount is negative (the absolute value thereof), by the Buyer to the Seller.

                                   If Physical Settlement is elected and the Conditions to Physical Settlement are satisfied, on the first day after the Valuation Date that settlement of a sale of the Shares customarily would take place through the relevant Clearance System (the "Settlement Date"), the Buyer shall deliver to the Seller an amount in USD in the United States equal to the Forward Price, discounted by Wachovia in good faith using its then current Libor interest rate curve from and including the first Valuation Date relating to the unwind to and excluding November 5, 2004 and as soon as practicable thereafter the Seller shall deliver to the Buyer the Number of Shares.

   Share Price Trigger:            It shall be an Additional Termination Event
                                   under the Agreement if the Closing Price of the Shares on the Exchange on any day is equal to or less than the Share Price
                                   Trigger.

                                        "Closing Price" means the closing price
                                        per share on any day on the Exchange, as converted to USD by Wachovia. In the event that the Shares are no longer listed on the Exchange or are suspended from trading on the Exchange than the Closing Price shall be deemed to be zero.

                                        "Share Price Trigger" means: 40% of the
                                        Initial Price on the original Trade Date but such dollar amount will be accreted monthly from the Trade Date at a rate of 7% per annum calculated on a semi annual Actual/360 basis through the remaining term of this Transaction.

                                   In the event of:

                                             (i) a subdivision, consolidation or
                                             reclassification of the Shares into
                                             a different number or kind of
                                             shares of stock of the Issuer,

                                             (ii) a dividend on the Shares paid
                                             in Shares,

                                             (iii) a merger or other transaction
                                             whereby the outstanding Shares are
                                             exchanged for another class of
                                             securities, or securities of
                                             another issuer, or

                                             (iv) any other similar event.

                                   Wachovia shall make appropriate adjustments to the Share Price Trigger.

                                   In the event of the occurrence of such an Additional Termination Event, Party B shall be the sole Affected Party, this Transaction shall be the sole Affected Transaction and notwithstanding Part l(f) of the Schedule to the Master Agreement, "Loss" and "Second Method" shall apply to this Transaction.

Cash Dividends:                    If a Record Date in respect of the Shares
                                   occurs on any date from and including the Effective Date to but excluding the final
                                   Settlement Date or the final Cash Settlement
                                   Date, as the case may be, the Seller shall promptly pay to the Buyer the cash dividend amount paid by the Issuer to the Seller in respect of Shares actually held by the Seller as part of its hedge (in the currency received) whether or not such date occurs after the final Settlement Date or the final
                                   Cash Settlement Date, as the case may be. If the date on which such dividend is paid by the Issuer occurs after the final Settlement
                                   Date or the final Cash Settlement Date, as the case may be, then such amount shall be promptly paid to Counterparty in whatever currency actually received by Wachovia after Counterparty satisfies its payment obligations hereunder in full.

                                   Notwithstanding the foregoing, if a Risk
                                   Event shall occur or be continuing on any date that such dividend is due to be paid to the Counterparty, then Wachovia shall pay such dividend to the Counterparty when such Risk Event(s) ceases. If the currency received is not the Reference Currency, the definition of Risk Event shall be read to include the occurrence of any such events in the country of the applicable currency and the applicable place where payment is actually received by Wachovia.

   Record Date:                    The date on which the issuer of the Shares
                                   determines the holders of record of the
                                   Shares with respect to any cash dividend.

Reference Currency Payments:       Wachovia shall pay any Reference Currency
                                   amount, net of any applicable taxes or other charges applicable to a US holder, at such banking institution in Mexico as instructed by the Counterparty two Reference Currency
                                   Business Days prior to the date such payment is required to be made hereunder.

Adjustments:

   Method of Adjustment:           Calculation Agent Adjustment; provided,
                                   however, that if there is any Potential
                                   Adjustment Event that includes a bonus,
                                   distribution or dividend in stock or other extraordinary dividend paid to the Seller in respect of any Shares actually held by the Seller then such bonus, distribution or dividend in stock or other extraordinary dividend shall promptly be transferred to Buyer, net of taxes and other charges. If the date on which a bonus, distribution or dividend in stock or other extraordinary dividend is paid by the Issuer to the Seller occurs after the final Settlement Date or the final Cash Settlement Date, as the case may be, then such bonus or dividend in stock or other extraordinary dividend shall be transferred to the Counterparty promptly, net of any applicable taxes or other charges, in whatever currency or form received after Counterparty satisfies its payment obligations hereunder in full.

                                   Notwithstanding the foregoing, if a Risk
                                   Event shall occur or be continuing on any date that such a transfer is to be made, then Wachovia shall transfer such bonus, distribution or dividend in stock or other extraordinary dividend to the Counterparty when such Risk Event(s) ceases, net of taxes and other charges. If the bonus, distribution or dividend in stock or other extraordinary dividend received is not in the Reference Currency, the definition of Risk Event shall be read to include the occurrence of any such events in the country of the applicable currency and the applicable place where the bonus, distribution or dividend in stock or other extraordinary dividend is actually received by Wachovia. If the transfer date is delayed, the Calculation Agent may adjust the Forward Price on or promptly after the date the bonus, distribution or dividend in stock or other extraordinary dividend is paid by the Issuer.

Extraordinary Events:              For the purposes of Section 9.7 of the Equity
                                   Definitions, references to an "option"
                                   therein shall be deemed to be references to a "forward".

                                   The term "Insolvency" shall include the
                                   delisting of the Shares by the Exchange for any reason other than a Risk Event.

   Consequences of Merger
   Events:

   (a)  Share-for-Share:           Cancellation and Payment; and

   (b)  Share-for-Other:           Cancellation and Payment; and

   (c)  Share-for-Combined:        Cancellation and Payment.

   Nationalization or
   Insolvency:                     Cancellation and Payment.

Counterparty Payment
Instructions:                      [Please Advise.]

Wachovia Payment Instructions:     WBNA, Charlotte
                                   ABA: 053-000-219
                                   A/C: 04659360000127
                                   Ref: Equity Derivatives

Calculation Agent:                 Wachovia.

Governing Law:                     This Confirmation will be governed by and
                                   construed in accordance with the laws of the State of New York (without reference to its choice of laws doctrine).

Corporate Actions:                 The Counterparty agrees that it shall notify
                                   Wachovia directly of any and all corporate actions (including, relating to dividends, bonuses, the right to exercise of voting rights, etc.) promptly when such actions are publicly announced. If the Counterparty fails to do so, the Calculation Agent shall determine if such failure adversely affected the value of this Transaction and the related hedge to Wachovia and if so, shall adjust the terms hereof accordingly.

Terms relating to the Agent:       (a) The Agent is registered as a
                                   broker-dealer with the SEC and the National
                                   Association of Securities Dealers, is acting hereunder for and on behalf of Wachovia solely in its capacity as agent for Wachovia pursuant to instructions from Wachovia, and is not and will not be acting as the Buyer's agent, broker, advisor or fiduciary in any respect under or in connection with this Transaction.

                                   (b) In addition to acting as Wachovia's agent in executing this Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to the Buyer directing it to make its payments and/or deliveries under this Transaction to an account of the Agent for remittance to Wachovia (or its designee), and for that purpose any such payment or delivery by the Buyer to the Agent shall be treated as a payment or delivery to Wachovia.

                                   (c) Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Wachovia or the Buyer under or in connection with this Transaction, will be transmitted exclusively by such party to the other party through the Agent at the following address:

                                        Wachovia Capital Markets, LLC
                                        201 South College Street, 23rd Floor
                                        Charlotte, NC 28288-0601
                                        Facsimile No.: (704)383-8425
                                        Telephone No.: (704)715-8086
                                        Attention: Equity Derivatives

                                   Notwithstanding the foregoing, any such
                                   notice, demand or communication by Buyer shall be deemed to have been given to Wachovia when it is so given to the Agent, and any such notice, demand or communication to Buyer shall not be deemed to have been given until it is given to Buyer.

                                   (d) The Agent shall have no responsibility or liability to Wachovia or the Buyer for or arising from (i) any failure by either Wachovia or the Buyer to perform any of their respective obligations under or in connection with this Transaction, (ii) the collection or enforcement of any such obligations, or (iii) the exercise of any of the rights and remedies of either Wachovia or the Buyer under or in connection with this Transaction. Each of Wachovia and the Buyer agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of this Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Wachovia.

                                   (e) Upon written request, the Agent will furnish to Wachovia and the Buyer the date and time of the execution of this Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with this Transaction.

Representations:                   Each party represents to the other party on
                                   the date hereof that (absent a written
                                   agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):

                                   (a) Non-Reliance. It has made its own
                                   independent decision to enter into this
                                   Transaction, is acting at arm's length for its own account, and is not relying on any communication (written or oral) of the other party as a recommendation or investment advice regarding this Transaction.

                                   (b) Evaluation and Understanding. It has the capability to evaluate and understand (on its own behalf or through independent professional advice), and does understand, the terms, conditions and risks of this Transaction and is willing to accept those terms and conditions and to assume (financially and otherwise) those risks.

                                   (c) CFTC Matters:

                                        (i) It is an eligible contract
                                        participant, as defined in the Commodity
                                        Futures Modernization Act of 2000.

                                        (ii) It has entered into the Agreement
                                        and this Transaction as principal (and
                                        not as agent or in any other capacity,
                                        fiduciary or otherwise).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us by fax at (212) 891-5042 (Attention: Cathleen Burke, by telephone contact (212) 909-0951).

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC           WACHOVIA BANK, NATIONAL ASSOCIATION
acting solely in its capacity as
Agent of Wachovia Bank, National
Association                                By: Wachovia Capital Markets, LLC
                                               acting solely in its capacity
                                               as its Agent


By: /s/ Steven Gray                        By: /s/ MARY LOUISE GUTTMANN
    -------------------------------            ---------------------------------
Name: Steven Gray                          Name: MARY LOUISE GUTTMANN
Title: Senior Vice President               Title: SENIOR VICE PRESIDENT


Accepted and confirmed as
of the date first above written:

CENTRO DISTRIBUIDOR DE CEMENTO, S.A. DE C.V.


By: /s/ Roger M. Gonzalez
    ----------------------------
Name: Roger M. Gonzalez
Title: Financial Operations Administrator